Exhibit 99.1

GENCOR RELEASES FIRST QUARTER FISCAL 2016 RESULTS

February 10, 2016 (PRIME NEWSWIRE)—Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenues increased 111% to $13.3 million for the quarter ended December 31, 2015 compared to $6.3 million for the quarter ended December 31, 2014. Gross margins increased significantly from 5.5% for the quarter ended December 31, 2014 to 24.8% for the quarter ended December 31, 2015, due to improved productivity, increased revenues and cost absorption, process improvements, and lower commodity prices. Product engineering and development expenses increased $53,000 to $382,000 for the quarter ended December 31, 2015 due to increased staffing and payroll. Selling, general and administrative expenses increased $135,000 or 8.2% to $1,785,000 for the quarter ended December 31, 2015. Sales commissions and other operating expenses increased due to the higher revenues. Operating income for the quarter ended December 31, 2015 was $1.1 million, compared to an operating loss of $(1.6) million for the quarter ended December 31, 2014.

For the quarter ended December 31, 2015, the Company had non-operating income of $1.0 million compared to non-operating loss of $(0.1) million for the quarter ended December 31, 2014. Net income for the quarter ended December 31, 2015 was $1.6 million, or $0.16 per basic and diluted share, compared to net loss of $(1.1) million, or $(0.12) per basic and diluted share for the quarter ended December 31, 2014.

At December 31, 2015, the Company had $95.7 million of cash and marketable securities compared to $95.5 million at September 30, 2015. Net working capital was $107.2 million at December 31, 2015. The Company had no debt outstanding at December 31, 2015.

E.J. Elliott, Gencor’s CEO & Chairman, stated, “First quarter revenues and operating profits represent the Company’s strongest first quarter since 2009. The Company’s gross margins of 24.8% are the highest quarterly gross margins in seven years. The margin improvement in the first quarter is a direct reflection of the process initiatives Gencor has implemented during the past few years and lower steel prices.

The contraction in business from Canada due to the significant run-up in the exchange rate has been more than offset by the increased orders from our domestic customers. Canadian firms have curtailed purchases but are hopeful that a new ten-year CDN$60 billion infrastructure program will provide future growth opportunities.

Order inquiries across many regions of the U.S. began to accelerate, as renewed confidence from the five-year $305 billion highway bill is having a positive impact on construction equipment purchases.

Our backlog continued to grow throughout the first quarter, and we began the second quarter with a backlog of $31.2 million.

We are confident that the five-year $305 billion highway bill will continue to have a positive impact on Gencor’s operating results during the life of the bill. Gencor is well positioned to be a significant beneficiary of the highway bill. We are well prepared to continue providing our customers with the best technology and the highest quality products and support in the industry.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials, synthetic fuels, and environmental control machinery and equipment used in a variety of industrial applications.

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,”

“intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2015; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000